Exhibit 99.3

                                 SUMMARY REPORT

                                     on the

                         SOUTH WALLACE MOUNTAIN PROJECT




PROPERTY:                              SOUTH WALLACE CLAIM

                                       located on the southern  flank of Wallace
                                       Mountain  centered  approximately 3 miles
                                       (5   km)   south   of   Beaverdell,    in
                                       south-central British Columbia, Canada

                                       Latitude:   49o24' N
                                       Longitude:  119o05' W
                                       Map Number: NTS 82 E/06E / BCTRIM 082E035

                                       Greenwood Mining Division


WRITTEN FOR:                           WALLACE MOUNTAIN RESOURCES CORP.

                                       Suite 206, 455 Granville Street
                                       Vancouver, British Columbia
                                       Canada  V6C 1T1

WRITTEN BY:                            LLOYD C. BREWER

                                       Suite 604, 700 West Pender Street
                                       Vancouver, British Columbia
                                       Canada  V6C 1G8

DATE:                                  April 6, 2005

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Summary ....................................................................  1

Location and Access ........................................................  2

Physiography, Vegetation and Climate........................................  2

Claim Information and Property Ownership....................................  5

History ....................................................................  5

Regional Geology ...........................................................  6

Property Geology ...........................................................  8

Mineralization .............................................................  8

     Scandie Zone...........................................................  8

     Dell Zone..............................................................  8

     Dominion Zone .........................................................  9

Conclusions and Recommendations ............................................ 10

References ................................................................. 12

Statement of Qualifications ................................................ 13


LIST OF FIGURES

Property Location Map ......................................................  3

Claim Map ..................................................................  4

Regional Geology Map .......................................................  7

SUMMARY

The South Wallace Mountain Project is located within the historic Beaverdell Mining Camp of southern British Columbia, Canada. Silver was discovered on Wallace Mountain in 1887, and production of silver commenced in 1901. The camp has produced nearly 50,000,000 ounces of silver to date.

The South Wallace Mountain Project consists of an 18 unit mineral claims having a total surface area of approximately 946 acres. The claim is in the Greenwood Mining Division, and is centered at approximately 49o24'N latitude and 119o05'W longitude on National Topographic Sheet 82E/06E and alternatively on BC TRIM map sheet 082E035. The town of Beaverdell is located 3 miles to the north of the property. There is good gravel road access to most parts of the property.

There are three main areas of mineralization discovered within the project to date. The Scandie Zone consists two quartz veins that contain high-grade silver with lead and zinc that have been worked intermittently since he early 1900's. A total of 344 feet of underground tunnels have been developed on this lode. A six and a half (6 1/2) foot long sample of the ore yielded 154.8 oz/Ton Silver, 24% Zinc, 10.5% Lead and 0.54% Copper.

The Dell and Dominion Zones were discovered in the early 1980's and both zones contain copper, gold and silver mineralization occurring within shear (fault) zones. Grades of 1.45 oz/Ton Gold, 11.0% Copper and 3.65 oz/Ton Silver across 4 inches of chalcopyrite and pyrite within grey quartz were obtained. Limited trenching and diamond drilling at both zones met with mixed results. The two zones are located more than 6,000 feet apart along the same or parallel shear zones. The area between the two zones is highly prospective for the discovery of additional mineralization.

During 1951 and 1960 nine (9) tons of ore was shipped from the Scandie Zone. The shipments yielded 498 oz of silver, 635 pounds of lead and 1,290 pounds of zinc. The calculated grade for these shipments is 55.3 oz/Ton Silver, 3.5% Lead and 7.2% Zinc.

Further exploration work consisting of soil sampling conducted on a detailed basis in the immediate area of the known showings is recommended. A second phase of trenching and diamond drilling would be the next logical exploration step. The recommended budget for the first phase of work is $30,000.

LOCATION AND ACCESS

The South Wallace Property is located 290 kilometers east of Vancouver, near Beaverdell on the eastern valley slope of the West Kettle River (Figure 1). The property is in the Greenwood Mining Division, and is centered at approximately 49O24'N latitude and 119o05'W. longitude on NTS Map Sheet 82 E/6E and alternatively on BC TRIM map 082E035. Beaverdell lies 3 miles (5km) to the north, on Highway 33; Kelowna and the junction with Highway 97 lies some 50 miles (80km) to the north, while Rock Creek and the junction of Highways 3 and 33 is 27 miles (45km) to the south. A network of secondary roads and ATV trails access most parts of the Property.

PHYSIOGRAPHY, VEGETATION AND CLIMATE

The property is situated within the Monashee Mountains of the Southern Interior Physiographic Region, and elevations range from 3,000 feet (915m) along the western edge of the claim to 4,500 feet (1,370m) at the extreme southeastern point of the claim.

Slopes within the claim area are generally steep except for the height of land, within the southeastern area of the property, where gently rounded hilltops are present. Vegetation consists mainly of fir; larch and pine, much of it mature second growth. Some of the area has been recently logged. There is relatively little underbrush, and open grassy areas are not uncommon. Outcrop of the underlying rock units is fairly good throughout the project. It is estimated that approximately 30% of the project contains good rock exposure.

The climate features warm summers and mild winters. The West Kettle Valley is fairly dry in the summers, although not as dry as the Okanagan valley to the west. Average yearly precipitation is 20 inches (50cm). A snow pack of 3-5 feet (1-1.5m) begins to accumulate in November and lingers in places into May. The recommended field season for initial phases of exploration is from early May to late November. Drilling and underground development can be carried out on a year-round basis with the aid of a bulldozer to keep access roads snow-free.

Ample water is available from Dominion Creek and the West Kettle River to support all phases of exploration and development.

                       [MAP SHOWING THE PROPERTY LOCATION]

                                    (FIG 1)

                   [CLAIM AND TOPOGRAPHY MAP OF THE LOCATION]

                                    (FIG 2)

CLAIM INFORMATION AND PROPERTY OWNERSHIP

The South Wallace Mountain Project is comprised of one 18 unit mineral claim. The claim is registered in the name of Robert M. Gelfand, in trust for Wallace Mountain Resources Corp. Further claim information is provided in the table below:

         CLAIM               TENURE             NUMBER            ANNIVERSARY
         NAME                NUMBER            OF CLAIMS             DATE
         ----                ------            ---------             ----
     Wallace South           509732               18             March 28, 2006

The total surface area of the project is approximately 946.27 acres. Refer to Figure 2 for further detail.

HISTORY

The South Wallace Mountain Project is located within the southern area of the historic Beaverdell Mining Camp. Exploration in the camp dates to the late 1880's, with the discovery of silver on Wallace Mountain in 1897, and production of silver from as early as 1901. The Highland Bell Mine silver mine was in continuous production for 76 years (1913 to 1989). At closure in 1989, the mine had produced a total of over 46 million ounces of Silver, 12,500 tons of Lead and 15,000 tons of Zinc as well as minor amounts of Cd, Cu and Au.

The first documented exploration of the project area is in 1916, when the owner of the Scandie claim leased it to a mining company which started development of the silver, lead ore occurring at the zone.

In 1917, underground development consisting of a 40-foot tunnel, a 10-foot winze and numerous trenches, open-cuts and stripping were also completed.

In 1918 an additional 89 feet of underground development and more surface trenching was completed.

No further records are found until 1951 when 3.5 tons of ore was shipped by a local miner, Mr. D. Hood.

In 1960, Silver Scandie Mines Ltd., held the ground and another 5.5 tons of ore was shipped. The upper adit was driven an additional 88 feet. A new lower adit was also driven 154 feet.

In 1982 - 1983 Canstat Petroleum Resources Corp. completed limited soil geochemical sampling, trenching and shallow diamond drilling and discovered the mineralization at the Dell and Dominion Zones.

There is no record of further activity within the project area from 1983 to present.

Addition information regarding the property history and showings is provided in the "Mineralization" section of this report.

REGIONAL GEOLOGY

The area is within the Omineca Crystalline Belt; a NW trending belt dominated by plutonic and high-grade metamorphic rocks. Regional geology is presented in Figure 3, the source of which is G.S.C. Map 1736A by Templeman-Kluit.

The  Beaverdell  area  is  underlain   principally  by  middle  Jurassic  Nelson
plutonics.  The  lithologies  are  dominantly  quartz  diorite,   monzonite  and
granodiorite. Quartz may range from trace to 20% by volume.

Both potassic and plagioclase feldspars are present, while mafic minerals include hornblende and biotite in varying amounts. Feldspar and/or amphibole may occur as coarse-grained crystals, but the rock is generally equigranular and moderately foliated. In the Beaverdell area this foliation generally trends E-W to SSE-NNW.

The Nelson Plutonics intrude greenstones, amphibolites, mafic schists, meta-wackes and lesser limestone of the Carboniferous and older Anarchist Group. This sedimentary and volcanic package occurs as isolated rafts or roof pendants surrounded by the younger intrusive.

The Valhalla intrusions (granite and granodiorite) of Jurassic-Cretaceous age are distinguished from the Nelson Plutonics by their porphyritic nature and general lack of foliation. The contacts between the units are locally gradational, although clearly crosscutting relationships have been observed as well. The regional-scale Okanagan Batholith surrounds the Nelson plutonics in the Beaverdell area and is considered to be equivalent in age to the Valhalla intrusives.

The Coryell Group are Eocene porphyritic felsic intrusions that occur throughout south central B.C. They include the Beaverdell Stock that outcrops on the West Kettle River valley bottom just south of the Beaverdell town site, as well as numerous plugs and dykes on Cranberry Ridge. The Coryell syenites are likely coeval with the Eocene Marron Group of felsic to intermediate volcanic rocks. These trachytes, andesites and lesser tuff and shale interbeds outcrop in erosional remnants on the property and in fault bounded outliers throughout the Okanagan region.

                [REGIONAL GEOLOGY MAP SHOWING THE PROJECT AREA]

                                    (FIG 3)

PROPERTY GEOLOGY

The South Wallace Mountain Project is underlain by West Kettle granodiorite. A body of Permian age metamorphosed volcanic rocks is located immediately to the east of the project. The granodiorite, near the contact with the volcanic rocks, is altered. Some hornfels and younger hornblende porphyry dykes occur within the project. The relationship between the altered granodiorite and the porphyry dykes to the mineralization is unknown at this time.

Generally east to west trending, quartz filled, faults/shear zones cut the underlying rocks. All of the mineralization discovered to date occurs either within, or immediately adjacent to, these fault/shear zones.

Further local geological information is provided in the following section.

MINERALIZATION

Three main mineralized targets have been identified to date; these are the "SCANDIE ZONE", "DELL ZONE" and "DOMINION ZONE". They are summarized as follows:

*    SCANDIE ZONE

The Scandie Zone is located within the northeastern quadrant of the project on the western valley wall of Dominion Creek. The showing is centered approximately 6,500 feet due east from the Dell Zone and approximately 3,500 feet north of the Dominion Zone at an elevation of 4,300 feet.

Two sets of mineralized quartz veins have been discovered in this area, one strikes 270o and dips 60 to 70 degrees north, and the second set strikes 100o and dips 70o south. Both occupy a locally silicified east-trending shear zone. An alteration halo consisting of chlorite, clay minerals and epidote extends up to 10 inches on either side of the veins. The veins themselves are generally 1 to 2 feet in width, although locally can be as wide as 6 feet.

Two adits follow the mineralization; the upper adit is 190 feet in length and the lower adit is 154 feet in length. Historic records indicate that 9 tons of ore was shipped from the property.

In 1982 a trench uncovered mineralization consists of galena, sphalerite, pyrite and chalcopyrite and occurs within quartz veins. A six and a half (6 1/2) foot long sample of this material yielded 154.8 oz/Ton Silver, 24% Zinc, 10.5% Lead and 0.54% Copper.

The 9 tons of ore shipped in 1951 and 1960 yielded 498 oz of silver, 635 pounds of lead and 1,290 pounds of zinc. The calculated grade for these shipments is
55.3 oz/Ton Silver, 3.5% Lead and 7.2% Zinc.

*    DELL ZONE

The following summary of the DELL ZONE, located within the northwestern quadrant of the project, is paraphrased from the B.C. MEM MINFILE # 082ESW198.

During 1982 and 1983, five trenches were dug to investigate the source of a copper in soil geochemical anomaly discovered the previous year. The trenches uncovered gold, copper and silver mineralization occurring within an east-trending shear (fault) zone cutting a unit of altered granite. Copper staining, pyrite and chalcopyrite were present in both the veins and the wall rock.

The trenching uncovered an area approximately 35 feet long and 20 feet wide that contained strong mineralization. Sample values of the area include, 1.45 oz/Ton Gold, 11.0% Copper and 3.65 oz/Ton Silver across 4 inches of chalcopyrite and pyrite in grey quartz collected in "Trench 5".

In 1983 five shallow diamond drill holes were competed to test a portion of the zone. The best drill intersection from this program was obtained from under Trench 5. This returned 0.12 oz/Ton Gold, 0.52% Copper and 0.32 oz/Ton Silver across an eight (8) inch interval.

It is apparent that samples were only collected over narrow widths across the most mineralized vein material. Longer sample intervals should be considered to investigate the potential for a wide/larger mineralized target.

*    DOMINION ZONE

The showing is located in the southeastern corner of the project at an elevation of 4,000 feet, on the crest of an un-named ridge overlooking the Dominion Creek valley.

Copper staining, occurring within narrow quartz filled shear zones was discovered in the early 1980's within this area. Subsequently, two trenches and three shallow diamond-drill holes were completed to test the shear zone thought to be controlling the mineralization.

Although trench samples were encouraging, returning silver values to 8.2 oz/Ton, the drilling failed to return any economic grades.

CONCLUSIONS AND RECOMMENDATIONS

The South Wallace Mountain Project contains 2 styles of mineralization, copper with gold and silver as well as high-grade silver with lead, zinc and minor gold. Both of these styles of the mineralization appear to be controlled by shear zones.

The previous work has demonstrated that copper with gold and silver mineralization occurs within 2 areas of the property that are located approximately 6,500 feet apart. This distance indicates that there is good potential for the discovery of a good volume of additional mineralization in the area between the 2 know zones. It should also be noted that copper is present in an extremely large porphyry body located immediately to the west of the project. The high-grade shear hosted mineralization present could be concentrations of "leakage" mineralization that radiate from the porphyry body.

The high-grade silver, lead, zinc and minor gold mineralization occurring at the Scandie Zone is consistent with the overall grades obtained from the main mines on Wallace Mountain. It is highly probable that further mineralization will be discovered below the previous workings at this area.

As with many historic mining camps past exploration work has primarily focused on the known high-grade showings. Modern exploration techniques and mineralization theories should be implemented to test for a larger body of mineralization that could be the causative source for the numerous mineral showings in the area.

The results of the previous work carried out on the South Wallace Mountain Project area indicates that there is strong potential for the discovery of addition gold, silver, copper, lead and zinc mineralization. It is therefore recommended that the following steps be carried out to further test the mineralization within the property:

1. conduct soil sampling on a "micro-grid" with 10 foot sample spacing, over and around all three of the zones, test pits should be dug to determine the optimal depth for sample collection.

2. MMI (Mobile Metal Ion) geochemical and bio-geochemical methods should also be tested as to viability to define mineralized zones.

3.   the usage of advanced (modern) geophysics should also be considered.

4. Mechanized trenching and diamond drilling should be carried out in the targets identified in the previous 3 steps.

All initial samples should be analyzed for Au+32 element ICP, as previous exploration programs carried out in the area appear to have been mineral specific and the analysis of the soil/rock samples did not cover all economic elements.

A table detailing the costs of the Phase I exploration is located on the following page.

The aforementioned recommendation not withstanding, the following two-phase exploration for the South Wallace Mountain Project is recommended:

PHASE I

The Phase I program will require approximately 3 weeks to complete and will consist of grid emplacement, soil sampling as well as testing the effectiveness of MMI and Biogeochemical methods. An additional 3 weeks will be required to complete analysis of samples, data compilation and interpretation, drafting and report writing. Results gained from the program will lead to a better understanding of, the location of and controls of, mineralization at known showings as at any new showings and/or anomalous areas discovered as a result of the Phase I program.

PERSONNEL:
  Senior Geologist               3 days @ $400.00                                            $ 1,200.00
  Project Geologist              15 days @ $275.00                                             8,250.00
  Prospector/Field Assistant     15 days @ $200.00                                             6,000.00

FIELD COSTS:
  Field Camp and Supplies        30 man/days @ $50.00/m/d
                                 (including camp rental, GPS rental, food, prospecting
                                 and sampling equipment, first aid and chain saw)              1,500.00
  Field Communications           Long Distance charges Motorola 2 way field radios               400.00
  Survey Consumables             Sample bags, survey flagging, pickets etc.                      950.00

TRANSPORTATION:
  Truck Rental                   20 days $100.00                                               2,000.00
    Mob/de-mob                   Vancouver - Beaverdell return (fuel/meals/motel & truck
                                 mileage charges)                                                500.00

ANALYTICAL:
  Soil Samples                   200 samples @ $23.50/sample (Au + 32 element ICP)             2,350.00
  MMI / Bio Geochemical          10 samples                                                  $   350.00

OFFICE & ENGINEERING:
   Report Writing                based on results of Phase I exploration program               2,000.00
                                 (including field base map and all final maps detailing
                                 geological mapping, sample locations and results,
                                 location of old workings and compilation of results
   Drafting/Cartography          from previous work on property)                               1,500.00

OVERHEAD & CONTINGENCY                                                                         3,000.00
                                                                                             ----------

TOTAL ESTIMATE COST OF THE PHASE I EXPLORATION PROGRAM                                       $30,000.00
                                                                                             ==========

PHASE II:

The Phase II exploration program is contingent on the success of the Phase I program. mechanical trenching and diamond drilling are foreseen to be the logical next step. The minimum estimated cost of the Phase II program is $100,000.

REFERENCES

B.C. MINISTER OF MINES        Annual Reports,  1916 pg 256, 1917 pg 205, 1918 pg
                              220,  1951 pg A41,  1960 pgs A53,  63, 1980 pg 35,
                              1981 pg174, 1982 pgs33-34, 1983 pgs 41-42

B.C. MINISTER   OF   MINES    Mineral Inventory File ("MINFILE"):

                                      082E SW 071 - Scandie
                                      082E SW 198 - Dell No. 1
                                      082E SW 199 - Jay

COX, D & SINGER, D. A.        Mineral Deposit Models, USGS Bulletin 1693

LEARY, G.M.                   Petrology   and   Structure   of  the  Tuzo  Creek
                              Molybdenite   Prospect   near   Penticton,    B.C.
                              unpublished M.Sc, thesis UBC 1970

LITTLE, H.W.                  Geology,   Kettle  River  (West   Half),   British
                              Columbia; Geological Survey of Canada, Map 15-1961

TROUPE, A.                    Geochemical  Report on the FRAN claim for  Canstat
                              Petroleum; BCMEMPR Assessment Report #8526 (1980)

TROUPE, A.                    Geological,  Geochemical and Geophysical Report on
                              the  BABE,  FRAN  claims  for  Canstat  Petroleum;
                              BCMEMPR Assessment Report #10979 (1982)

TROUPE, A.                    Geological,  Geochemical,  Geophysical  & Physical
                              Report  on  the  BABE,  FRAN  claims  for  Canstat
                              Petroleum; BCMEMPR Assessment Report #12734 (1983)

RINEKE, L                     Ore   Deposits   of  the   Beaverdell   Map  Area,
                              Geological Survey of Canada Memoir 79 (1915)

TEMPELMAN-KLUIT, D.J.         Geology, Penticton,  British Columbia;  Geological
                              Survey  of  Canada,  Map  1736A,  scale  1:250 000
                              (1989)

WHITE, W.H.                   The  Beaverdell  Silver  Camp,  Minister of Mines,
                              B.C., Annual Report, pp. 138-148 (1949)

STATEMENT OF QUALIFICATIONS

I, Lloyd C. Brewer, of Suite 604, 700 West Pender Street, in the City of Vancouver, British Columbia, Canada do hereby certify:

1. THAT I am president and owner of White Wolf Explorations Ltd. and have worked in the mining industry on a full time basis since 1981;

2. THAT I have held direct interests in various mineral claims located in the proximity of the South Wallace Mountain Project since 1990 and have worked extensively in the area during this period.

3. THAT this report is based on an exploration programs carried out under my direct supervision by crews of White Wolf Explorations Ltd. on numerous properties in the vicinity of the South Wallace Mountain Property at various dates, as well as by various geological reports and publications, in both the private and public domain;


Dated at Vancouver, British Columbia, this 6th day of April, 2005.


                                            /s/ Lloyd C. Brewer
                                            -----------------------------
                                            Lloyd C. Brewer